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                                                                     EXHIBIT 3.1

                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                                   NETGRAVITY, INC.

                      (Pursuant to Sections 228, 242 and 245 of
                        the Delaware General Corporation Law)


     NetGravity, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "CORPORATION"), does hereby certify:

     FIRST: That the Corporation was originally incorporated on September 5, 1995 under the name of Netvertiser, Inc., pursuant to the Delaware General Corporation Law.

     SECOND: That the Board of Directors of the Corporation duly adopted resolutions proposing to restate and integrate, without further amending the provisions of, the Certificate of Incorporation of the Corporation as heretofore amended and supplemented, without discrepancy between such provisions and the provision of this Restated Certificate of Incorporation, declaring said restatement and integration to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed restatement and integration is as follows:

     "RESOLVED, that the Restated Certificate of Incorporation of this corporation be restated and integrated to read in its entirety as follows:

     ONE.       The name of this corporation is:

                                        NetGravity, Inc.

     TWO.       The address of this corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THREE.     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOUR.      This corporation is authorized to issue two classes of stock, to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares of Common Stock that this corporation is authorized to issue is 50,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 5,000,000, with a par value of $0.001 per share, all of which are undesignated.

     The Board of Directors of this corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon

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any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series, to determine the designation of any series, and to fix the number of shares of any series.
In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIVE.      The corporation is to have perpetual existence.

     SIX.       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

     SEVEN.     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.

     EIGHT.     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the corporation or in the Bylaws of the corporation.

     NINE.

          (a) LIMITATION OF DIRECTOR'S LIABILITY. To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.

          (b) INDEMNIFICATION OF CORPORATE AGENTS. The corporation shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director, officer or employee benefit plan fiduciary of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer or employee benefit plan fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. The Board of Directors of the corporation may, in its discretion, extend such indemnification to former, current or future employees and other agents of the corporation or any predecessor corporate.

          (c) REPEAL OR MODIFICATION. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with


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this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     TEN.       The stockholders of the corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting of stockholders."










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     THIRD:    The foregoing Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the Delaware General Corporation Law.

     We hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of our own knowledge and that this Restated Certificate of Incorporation is our act and deed.

     Executed at San Mateo, California, on February 25, 1999.





                                   /s/ John W. Danner
                              --------------------------------------------------
                              John W. Danner,
                              Chairman of the Board and Chief Executive Officer


                                   /s/ Stephen E. Recht
                              --------------------------------------------------
                              Stephen E. Recht,
                              Secretary





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